                                                                   EXHIBIT 12.1


                  H. F. AHMANSON & COMPANY AND SUBSIDIARIES
              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                    NINE MONTHS ENDED
                                     SEPTEMBER 30,                                    YEARS ENDED DECEMBER 31,
                                -----------------------     ------------------------------------------------------------------
                                   1994         1993           1993           1992         1991          1990          1989
                                ----------   ----------     ----------     ----------   ----------    ----------    ----------
                                                                                  (DOLLARS IN THOUSANDS)
Earnings from
  continuing operations
  (including extraordinary
  items) before income taxes    $  325,756   $ (297,918)    $ (257,973)    $  289,614   $  473,003    $  298,486    $  369,369
Interest on borrowings             355,770      275,120        365,287        332,066      664,995       798,639       859,841
One-third of rents                  18,164       20,181         26,525         26,917       26,550        19,360        16,592
Less capitalized interest              -            -              -              -        (28,763)      (64,765)      (59,695)
                                ----------   ----------     ----------     ----------   ----------    ----------    ----------
                                   699,690       (2,617)       133,839        648,597    1,135,785     1,051,720     1,186,107

  Interest on deposits             902,803      991,524      1,301,063      1,738,347    2,478,290     2,723,102     2,466,090
                                ----------   ----------     ----------     ----------   ----------    ----------    ----------
                                $1,602,493   $  988,907     $1,434,902     $2,386,944   $3,614,075    $3,774,822    $3,652,197
                                ==========   ==========     ==========     ==========   ==========    ==========    ==========
Fixed Charges:
  Interest on borrowings        $  355,770   $  275,120     $  365,287     $  332,066   $  644,995    $  798,639    $  859,841
  One-third of rents                18,164       20,181         26,525         26,917       26,550        19,360        16,592
                                ----------   ----------     ----------     ----------   ----------    ----------    ----------
                                   373,934      295,301        391,812        358,983      691,545       817,999       876,433

  Interest on deposits             902,803      991,524      1,301,063      1,738,347    2,478,290     2,723,102     2,466,090
                                ----------   ----------     ----------     ----------   ----------    ----------    ----------
                                $1,276,737   $1,286,825     $1,692,875     $2,097,330   $3,169,835    $3,541,101    $3,342,523
                                ==========   ==========     ==========     ==========   ==========    ==========    ==========
Ratios of earnings to
  fixed charges:
  Excluding interest on
    customer accounts                 1.87        -    (1)       -    (1)        1.81         1.64          1.29          1.35

  Including interest on
    deposits                          1.26        -    (1)       -    (1)        1.14         1.14          1.07          1.09

(1) For the nine months ended September 30, 1993 and year ended December 31, 1993, fixed charges exceeded earnings by $297.9 million and $258.0 million, respectively.